Exhibit 10.3
PERFORMANCE AWARD AGREEMENT
This Performance Award Agreement (the "Agreement") has been made as of ________________ (the "Date of Grant") between Duke Energy Corporation, a Delaware corporation, with its principal offices in Charlotte, North Carolina (the "Corporation"), and ________________ (the "Grantee").
RECITALS
Under the Duke Energy Corporation 2015 Long-Term Incentive Plan, as it may, from time to time, be further amended (the "Plan"), the Compensation Committee of the Board of Directors of the Corporation (the "Committee"), or its delegatee, has determined the form of this Agreement and selected the Grantee, as an Employee, to receive the award evidenced by this Agreement (the “Award”) and the Performance Shares and tandem Dividend Equivalents that are subject hereto. The applicable provisions of the Plan are incorporated in this Agreement by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein).
AWARD
In accordance with the Plan, the Corporation has made this Award, effective as of the Date of Grant and upon the following terms and conditions:
Section 1.    Number and Nature of Performance Shares and Tandem Dividend Equivalents.  At target performance, the number of Performance Shares and the number of tandem Dividend Equivalents subject to this Award are each ______________________________. Each Performance Share, upon becoming vested, represents a right to receive payment in the form of one (1) share of Common Stock. Each tandem Dividend Equivalent, after its tandem Performance Share vests, represents a right to receive a cash payment equivalent in amount to the aggregate cash dividends declared and paid on one (1) share of Common Stock for the period beginning on the Date of Grant and ending on the date the vested, tandem Performance Share is paid or deferred and before the Dividend Equivalent expires. Performance Shares and Dividend Equivalents are used solely as units of measurement, and are not shares of Common Stock and the Grantee is not, and has no rights as, a shareholder of the Corporation by virtue of this Award.
Section 2.    Vesting of Performance Shares.
(a) Performance Goals. Except as otherwise provided in this Section 2, the Performance Shares shall vest only if and to the extent the Committee, or its delegatee, determines that the Performance Goals (as defined below) have been met (provided that such determination shall be made not later than the first March 15 following the end of the Performance Period, as defined below). To the extent Performance Goals are not met, the Performance Shares that do not so become vested shall be forfeited. The Committee reserves the right to reduce any vesting to the extent the Committee determines that such reduction is equitable and appropriate for any reason, including reductions based on overall financial performance, such as, adjusted and reported earnings, capital deployment and credit position during the Performance Period (as defined below).
(i) The following Performance Goal shall apply with respect to ____ of the Performance Shares and Dividend Equivalents covered by this Agreement. Provided Grantee’s continuous employment by the Corporation, including Subsidiaries, has not terminated, or as otherwise provided in Sections 2(b) or 2(c), _____ of the Performance Shares subject to this Award shall become vested upon the written determination by the Committee, or its delegatee, in its sole discretion, of the extent to which the Corporation achieves the “TSR Performance Goal,” which is the Corporation’s Total Shareholder Return (“TSR”) percentile ranking among the companies that are in the Philadelphia Utility Index as of the beginning of the Performance Period, with higher percentile ranking for more positive/less negative TSR, for the period beginning ___________ and ending ____________ (“Performance Period”), in accordance with the applicable vesting percentage specified for such percentile ranking in the following schedule:

Percentile Ranking	Vesting Percentage (Applicable to Target # of Shares)

*When such determination is of a percentile ranking between those specified, the Committee, or its delegatee, in its sole discretion, shall interpolate to determine the applicable vesting percentage. If the Corporation’s TSR is at least ____ during the Performance Period, the vesting percentage for this portion of the Performance Shares and Dividend Equivalents shall not be less than _____, and if the Corporation’s TSR is less than _____ during the Performance Period, the vesting percentage for this portion of the Performance Shares and Dividend Equivalents shall not be more than _______.
Such Performance Shares that do not so become vested shall be forfeited. For purposes of this Agreement, TSR means, with respect to any company, the percentage change in total stockholder return, determined by dividing (A) the difference between the price of a share of the company’s common stock from the Opening Value (as defined below) to the Closing Value (as defined below), with any dividends with ex-dividend dates falling inside the Performance Period deemed reinvested in the company’s common stock on the ex-dividend date, by (B) the Opening Value. The term “Opening Value” means, with respect to any company, the average of the closing prices per share of the company’s common stock on each trading day during the calendar month preceding the start of the Performance Period, assuming any dividends with ex-dividend dates falling inside such calendar month are deemed reinvested in the company’s common stock on the ex-dividend date. The term “Closing Value” means, with respect to any company, the average of the closing prices per share of the company’s common stock on each trading day during the last calendar month of the Performance Period, assuming any dividends with ex-dividend dates falling inside such calendar month are deemed reinvested in the company’s common stock on the ex-dividend date. In the event that a company becomes a member of the Philadelphia Utility Index following __________, or if a member of the Philadelphia Utility Index on ____________ ceases to exist during the Performance Period as a separate publicly-traded company due to a merger, acquisition or privatization, such company shall not be taken into account for purposes of this Agreement. If a member of the Philadelphia Utility Index on __________ becomes bankrupt or insolvent during the Performance Period and ceases to be publicly-traded, for purposes of this Agreement its TSR shall be -100%.
(ii) The following Performance Goal shall apply with respect to ______ of the Performance Shares and Dividend Equivalents covered by this Agreement. Provided Grantee’s continuous employment by the Corporation, including Subsidiaries, has not terminated, or as otherwise provided in Sections 2(b) or 2(c), ______ of the Performance Shares subject to this Award shall become vested upon the written determination by the Committee, or its delegatee, in its sole discretion, of the extent to which the Corporation achieves the “Cumulative Adjusted EPS Performance Goal,” which is based on the Corporation’s cumulative adjusted earnings per share (“EPS”), for the Performance Period, in accordance with the applicable vesting percentage specified for Cumulative Adjusted EPS in the following schedule:

Cumulative Adjusted EPS	Vesting Percentage (Applicable to Target # of Shares)

*When such determination is at a level between those specified, the Committee, or its delegatee, in its sole discretion, shall interpolate to determine the applicable vesting percentage. The Committee shall have the authority to calculate and adjust the Cumulative Adjusted EPS and the Cumulative Adjusted EPS Performance Goal in the same manner as adjusted diluted EPS is calculated and adjusted pursuant to the __________________________.

Such Performance Shares that do not so become vested shall be forfeited.
(iii) The following Performance Goal shall apply with respect to _____ of the Performance Shares and Dividend Equivalents covered by this Agreement. Provided Grantee’s continuous employment by the Corporation, including Subsidiaries, has not terminated, or as otherwise provided in Sections 2(b) or 2(c), _____ of the Performance Shares subject to this Award shall become vested upon the written determination by the Committee, or its delegatee, in its sole discretion, of the extent to which the Corporation achieves the “TICR Performance Goal,” which is the Corporation’s total incident case rate for employees (“TICR”) as compared to the applicable vesting percentage specified in the following schedule:

Percentile Ranking	Vesting Percentage (Applicable to Target # of Shares)

*When such determination is of a percentile ranking between those specified, the Committee, or its delegatee, in its sole discretion, shall interpolate to determine the applicable vesting percentage. [The employees of the legacy Piedmont Natural Gas Company, or of any company acquired during the Performance Period, shall not be taken into account when measuring the Corporation’s TICR for the Performance Period.]
Such Performance Shares that do not so become vested shall be forfeited.
(iv) If the Committee determines that a merger, consolidation, liquidation, issuance of rights or warrants to purchase securities, recapitalization, reclassification, stock dividend, spin-off, split-off, stock split, reverse stock split or other distribution with respect to the shares of Common Stock, or any similar corporate transaction or event in respect of the Common Stock, the manner in which the Corporation conducts its business, changes in the law or regulations or regulatory structure, changes in accounting practices, other unusual or nonrecurring items or occurrences, or other events or circumstances, render the Performance Goals to be unsuitable, the Committee may, in its sole discretion, and without the consent of the Grantee or any other persons, modify the calculation of the Performance Goals, or any of the related minimum, target or maximum levels of achievement, in whole or in part, as the Committee deems equitable and appropriate to reflect such event; provided, however, that no such action may result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code.
(b) In the event that, prior to the date that the determination of the achievement of each Performance Goal is made, the Grantee’s continuous employment by the Corporation, including Subsidiaries, terminates, the Performance Shares subject to this Award are thereupon forfeited, except that if such employment terminates (i) upon Retirement (as defined below), (ii) as the result of the Grantee’s death, (iii) as the result of the Grantee’s permanent and total disability within the meaning of Code Section 22(e)(3), (iv) as the result of the termination of such employment by the Corporation, or employing Subsidiary, other than for cause, as determined by the Corporation or employing Subsidiary, in its sole discretion, or (v) as the direct and sole result, as determined by the Corporation, or employing Subsidiary, in its sole discretion, of the divestiture of assets, a business, or a company, by the Corporation or a Subsidiary, then, unless the Committee, or its delegate, in its sole discretion determine that Grantee is in violation of any obligation identified in Section 3, the Performance Shares subject to this Award shall vest upon such determination of the achievement of each Performance Goal, at such vesting percentage determined by the Committee, or its delegatee, in its sole discretion, by prorating on the basis of the portion of the Performance Period that such employment continued while Grantee was entitled to payment of salary (unless such termination occurs after the end of the Performance Period, in which event the number of Performance Shares earned, if any, shall not be prorated). “Retirement” shall mean Grantee’s voluntary termination of employment with the Corporation and its Subsidiaries after having attained age 55 and completed 10 years of service (as determined for purposes of access to retiree medical coverage).
In the event that Grantee is on an employer-approved, personal leave of absence on the date that the determination of the achievement of each Performance Goal is made, then, unless prohibited by law, vesting shall be postponed and shall not occur unless and until Grantee returns to active service in accordance with the terms of the approved personal leave of absence and before November 1 of the calendar year immediately following the calendar year in which the Performance Period ends. In the event Grantee does not return to active service from such leave of absence prior to November 1 of the calendar year immediately following the calendar year in which the Performance Period ends, any Performance Shares covered by this Award that were not vested as of the commencement of such leave shall be immediately forfeited (as if Grantee terminated employment for purposes of Section 4 hereof). Further, in the event that such determination is made and during any portion of the Performance Period the Grantee was on employer-approved, personal leave of absence, the applicable vesting percentage shall be determined by the Committee, or its delegatee, in its sole discretion, to reflect only that portion of the Performance Period during which such employment continued while the Grantee was entitled to payment of salary.
(c) In the event that a Change in Control occurs before the Performance Period has ended and (i) before the Grantee’s continuous employment by the Corporation, including Subsidiaries, terminates, or (ii) after such employment terminates during the Performance Period, (A) at a time when Grantee is considered "retired", unless the Corporation, in its sole discretion, determines that Grantee is in violation of any obligation identified in Section 3, or (B) as the result of an event listed in items (ii) – (v) of the first sentence of Section 2(b), the Performance Shares subject to this Award shall vest upon such occurrence, at such vesting percentage determined by the Committee, or its delegatee, in its sole discretion, by prorating down, assuming performance at the target level for each Performance Goal, on the basis of the portion of the Performance Period that has elapsed prior to the time of such occurrence (or such earlier termination of employment), and the remaining Performance Shares shall be forfeited, irrespective of any subsequent determination of the achievement of each Performance Goal.
Section 3.    Restrictive Covenants.
(a)       In consideration of the Award, Grantee agrees that during the period beginning with termination of employment and ending with the ______ anniversary of the Date of Grant ("Restricted Period"), Grantee shall not for any reason, directly or indirectly, without the prior written consent of the Corporation or its delegatee: (i) become employed, engaged or involved with a competitor (defined below) of the Corporation or any Subsidiary in a position that involves: providing services that relate to or are similar in nature or purpose to the services performed by the Grantee for the Corporation or any Subsidiary at any time during his or her previous _______ years of employment with the Corporation or any Subsidiary; or, supervision, management, direction or advice regarding such services; either as principal, agent, manager, employee, partner, shareholder, director, officer or consultant (other than as a less-than three percent (3%) equity owner of any corporation traded on any national, international or regional stock exchange or in the over-the-

counter market); or, (ii) induce or attempt to induce any customer, client, supplier, employee, agent or independent contractor of the Corporation or any of the Subsidiaries to reduce, terminate, restrict or otherwise alter (to the Corporation’s detriment) its business relationship with the Corporation.
(b)       The noncompetition obligations of clause (i) of the preceding sentence shall be effective only with respect to a “competitor” of the Corporation or any Subsidiary which is understood to mean any person or entity in competition with the Corporation or any Subsidiary, and more particularly those persons and entities in the businesses of:  production, transmission, distribution, or retail or wholesale marketing or selling of electricity; resale or arranging for the purchase or for the resale, brokering, marketing, or trading of electricity or derivatives thereof; energy management and the provision of energy solutions; development and operation of power generation facilities, and sales and marketing of electric power and natural gas, domestically and abroad; and any other business in which the Corporation, including Subsidiaries, is engaged at the termination of Grantee’s continuous employment by the Corporation, including Subsidiaries; and within the following geographical areas: (i) any country in the world (other than the United States) where the Corporation, including Subsidiaries, has at least $25 million in capital deployed as of termination of Grantee's continuous employment by Corporation, including through its Subsidiaries; (ii) the states of Colorado, Florida, Georgia, Illinois, Indiana, Kentucky, Michigan, Minnesota, Mississippi, New York, North Carolina, Tennessee, Ohio, Pennsylvania, South Carolina, Texas, Vermont, Wisconsin and Wyoming (iii) any other state in the United States where the Corporation including the Subsidiaries, has at least $25 million in capital deployed as of the termination of the Grantee’s employment with the Corporation or any Subsidiary.  The Corporation and Grantee intend the above restrictions on competition in geographical areas to be entirely severable and independent, and any invalidity or enforceability of this provision with respect to any one or more of such restrictions, including geographical areas, shall not render this provision unenforceable as applied to any one or more of the other restrictions, including geographical areas.
(c)        Grantee agrees not to: (i) disclose to any third party or otherwise misappropriate any confidential or proprietary information of the Corporation or of any Subsidiary (except as required by subpoena or other legal process, in which event the Grantee will give the Chief Legal Officer of the Corporation prompt notice of such subpoena or other legal process in order to permit the Corporation or any affected individual to seek appropriate protective orders); or, (ii) publish or provide any oral or written statements about the Corporation or any Subsidiary, any of the Corporation's or any Subsidiary's current or former officers, executives, directors, employees, agents or representatives that are false, disparaging or defamatory, or that disclose private or confidential information about their business or personal affairs.   The obligations of this paragraph are in addition to, and do not replace, eliminate, or reduce in any way, all other contractual, statutory, or common law obligations Grantee may have to protect the Corporation’s confidential information and trade secrets and to avoid defamation or business disparagement.
(d)       Notwithstanding any other provision of Section 3, the Grantee remains free to report or otherwise communicate any nuclear safety concern, any workplace safety concern, or any public safety concern to the Nuclear Regulatory Commission, United States Department of Labor, Securities and Exchange Commission, or any other appropriate governmental agency without providing the notice described in Section 3(c), and the Grantee remains free to participate in any governmental proceeding or investigation without providing the notice described in Section 3(c).
(e)       If any part of this Section is held to be unenforceable because of the duration, scope or geographical area covered, the Corporation and Grantee agree to modify such part, or that the court making such holding shall have the power to modify such part, to reduce its duration, scope or geographical area.
(f)        Nothing in Section 3 shall be construed to prohibit Grantee from being retained during the Restricted Period in a capacity as an attorney licensed to practice law, or to restrict Grantee from providing advice and counsel in such capacity, in any jurisdiction where such prohibition or restriction is contrary to law.  Notwithstanding any provisions of this Award to the contrary, Grantee may be entitled to immunity and protection from retaliation under the Defend Trade Secrets Act of 2016 for disclosing a trade secret under limited circumstances, as set forth in the Corporation’s Innovations – Inventions, Patents and Intellectual Properties Policy.

(g)       Grantee’s agreement to the restrictions provided for in this Agreement and the Corporation’s agreement to provide the Award are mutually dependent consideration. Therefore, notwithstanding any other provision to the contrary in this Agreement, if the enforceability of any material restriction on Grantee provided for in this Agreement is challenged and found unenforceable by a court of law then the Corporation shall, at its election, have the right to (i) cancel the Award, (ii) recover from Grantee any shares of Common Stock, Dividend Equivalents or other cash paid under Award, or (iii) with respect to any shares of Common Stock paid under the Award that have been disposed of, require the Grantee to repay to the Corporation the fair market value of such shares of Common Stock on the date such shares were sold, transferred, or otherwise disposed of by Grantee.  This provision shall be construed as a return of consideration or ill-gotten gains due to the failure of Grantee’s promises under the Agreement, and not as a liquidated damages clause.  Nothing herein shall (i) reduce or eliminate the Corporation’s right to assert that the restrictions provided for in this agreement are fully enforceable as written, or as modified by a court pursuant to Section 3, or (ii) eliminate, reduce, or compromise the application of temporary or permanent injunctive relief as a fully appropriate and applicable remedy to enforce the restrictions provided for in Section 3 (inclusive of its subparts), in addition to recovery of damages or other remedies otherwise allowed by law.
Section 4.    Forfeiture. Any Performance Share subject to this Award shall be forfeited upon the termination of the Grantee's continuous employment by the Corporation, including Subsidiaries, from the Date of Grant, except to the extent otherwise provided in Section 2. Any Dividend Equivalent subject to this Award shall expire at the time its tandem Performance Share (i) is vested and paid, or deferred, or (ii) is forfeited.

Section 5.    Dividend Equivalent Payment. Payment with respect to any Dividend Equivalent subject to this Award that is in tandem with a Performance Share that is vested and paid shall be paid in cash to the Grantee at the same time as the vested Performance Share as provided in Section 6, or, if the vested Performance Share is deferred by Grantee as provided in Section 6, payment with respect to the tandem Dividend Equivalent shall likewise be deferred. The Dividend Equivalent payment amount shall equal the aggregate cash dividends declared and paid with respect to one (1) share of Common Stock for the period beginning on the Date of Grant and ending on the date the vested, tandem Performance Share is paid or deferred and before the Dividend Equivalent expires. However, should the timing of a particular payment under Section 6 to the Grantee in shares of Common Stock in conjunction with the timing of a particular cash dividend declared and paid on Common Stock be such that the Grantee receives such shares without the right to receive such dividend and the Grantee would not otherwise be entitled to payment under the expiring Dividend Equivalent with respect to such dividend, the Grantee, nevertheless, shall be entitled to such payment. Dividend Equivalent payments shall be subject to withholding for taxes. Any required income tax withholdings in respect of Dividend Equivalents attributable to Performance Shares shall be satisfied by reducing the cash payment in respect of the required withholding amount, unless the Committee, or its delegatee, in its discretion, requires Grantee to satisfy such tax obligation by other payment to the Corporation.
Section 6.    Payment of Performance Shares. Payment of Performance Shares subject to this Award that become vested shall be made to the Grantee on the earlier of: (i) the calendar year immediately following the Performance Period, or (ii) within 30 days after the occurrence of a "change in the ownership," a "change in the effective control" or a "change in the ownership of a substantial portion of the assets" of the Corporation within the meaning of Section 409A of the Code, except to the extent deferred by the Grantee in accordance with such procedures as the Committee, or its delegatee, may prescribe from time to time or except to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code. Payment (or deferrals, as applicable) shall be subject to withholding for taxes. Payment shall be in the form of one (1) share of Common Stock for each full vested Performance Share, and any fractional vested Performance Share shall be rounded up to the next whole share for purposes of both vesting under Section 2 and payment under Section 6. Notwithstanding the foregoing, the number of shares of Common Stock that would otherwise be paid or deferred (valued at Fair Market Value on the date the respective Performance Share became vested, or if later, payable) shall be reduced by the Committee, or its delegate, in its sole discretion, to fully satisfy tax withholding requirements, unless the Committee, or its delegate, in its discretion requires Grantee to satisfy such tax obligation by other payment to the Corporation. In the event that payment, after any reduction in the number of shares of Common Stock to satisfy withholding for tax requirements, would be for less than ten (10) shares of Common Stock, then, if so determined by the Committee, or its delegate, in its sole discretion, payment, instead of being made in shares of Common Stock, shall be made in a cash amount equal in value to the shares of Common Stock that would otherwise be paid, valued at Fair Market Value on the date the respective Performance Shares became vested.
Section 7.    No Employment Right. Nothing in this Agreement or in the Plan shall confer upon the Grantee the right to continued employment with the Corporation or any Subsidiary, or affect the right of the Corporation or any Subsidiary to terminate the employment or service of the Grantee at any time for any reason.
Section 8.    Nonalienation. The Performance Shares and Dividend Equivalents subject to this Award are not assignable or transferable by Grantee. Upon any attempt to transfer, assign, pledge, hypothecate, sell or otherwise dispose of any such Performance Share or Dividend Equivalent, or of any right or privilege conferred hereby, or upon the levy of any attachment or similar process upon such Performance Share or Dividend Equivalent, or upon such right or privilege, such Performance Share or Dividend Equivalent, or such right or privilege, shall immediately become null and void.
Section 9.    Determinations. Determinations by the Committee, or its delegatee, shall be final and conclusive with respect to the interpretation of the Plan and this Agreement.
Section 10.    Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware applicable to transactions that take place entirely within that state.
Section 11.    Conflicts with Plan, Correction of Errors, Section 409A and Grantee’s Consent. In the event that any provision of this Agreement conflicts in any way with a provision of the Plan, such Plan provision shall be controlling and the applicable provision of this Agreement shall be without force and effect to the extent necessary to cause such Plan provision to be controlling. In the event that, due to administrative error, this Agreement does not accurately reflect an Award properly granted to the Grantee pursuant to the Plan, the Corporation, acting through its Executive Compensation and Benefits Department, reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document. It is the intention of the Corporation and the Grantee that this Award not result in unfavorable tax consequences to Grantee under Code Section 409A. Accordingly, Grantee consents to such amendment of this Agreement as the Corporation may reasonably make in furtherance of such intention, and the Corporation shall promptly provide, or make available to, Grantee a copy of any such amendment.
To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code and that this Award not result in unfavorable tax consequences to Grantee under Section 409A of the Code. This Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A of the Code). The Corporation and the Grantee agree to work together in good faith in an effort to comply with Section 409A of the Code including, if necessary, amending this Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that the Corporation shall not be required to assume any increased economic burden. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Grantee shall not be considered to have terminated employment with Corporation for purposes of this Agreement and no payments shall be due to him under this Agreement which are payable upon his termination of employment until he would be considered to have incurred a “separation from service” from the Corporation within the meaning of Section 409A of the Code. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Grantee’s termination of employment shall instead be paid within 30 days following the first business day after the date that is six months following his termination of employment (or upon his death, if earlier). In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to the Grantee pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code.
Grantee acknowledges and agrees that payments made under this Agreement are subject to the Corporation's requirement that the Grantee reimburse the portion of any payment where such portion of the payment was (i) inadvertently paid based on an incorrect calculation, or (ii) predicated upon the achievement of financial results that are subsequently the subject of a restatement caused or partially caused by Grantee's fraud or misconduct.
Section 12.    Compliance with Law. The Corporation shall make reasonable efforts to comply with all applicable federal and state securities laws applicable to the Plan and this Award; provided, however, notwithstanding any other provision of this Award, the Corporation shall not be obligated to deliver any shares of Common Stock pursuant to this Award if the delivery thereof would result in a violation of any such law.
Notwithstanding the foregoing, this Award is subject to cancellation by the Corporation in its sole discretion unless the Grantee, by not later than ___________, _______, has signed a duplicate of this Agreement, in the space provided below, and returned the signed duplicate to the Executive Compensation and Benefits Department - Performance Award ____________________________________, which, if, and to the extent, permitted by the Executive Compensation and Benefits Department, may be accomplished by electronic means.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed and granted in Charlotte, North Carolina, to be effective as of the Date of Grant.

DUKE ENERGY CORPORATION

By: ____________________________
Its:

Acceptance of Performance Award

IN WITNESS OF Grantee's acceptance of this Performance Award and Grantee's agreement to be bound by the provisions of this Agreement and the Plan, Grantee has signed this Agreement this _____ day of _____________________, _________.

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Grantee's Signature
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(print name)